Exhibit 99.1

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Media/Analysts/Investors:

Sailash Patel

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sailash.patel@furiex.com

Dr. Steve Kaldor Joins Furiex Board of Directors

MORRISVILLE, N.C. (December 10, 2010) – Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) announced today that Stephen W. Kaldor, Ph.D. has joined its board of directors, bringing over 20 years of biopharmaceutical experience.

“Dr. Kaldor deepens the strength of our board by bringing years of experience successfully building biotechnology companies,” said June Almenoff M.D., Ph.D., president and chief medical officer of Furiex Pharmaceuticals. “His combined business and science background will provide us with valuable insight as we continue to mature our pipeline of therapeutic candidates and build our business.”

Dr. Kaldor most recently served as president and chief executive officer of Ambrx, a San Diego-based biopharmaceutical company with a mission to deliver breakthrough protein therapeutics. Prior to this role, Dr. Kaldor served as president and chief scientific officer of Takeda San Diego Inc., the US Discovery Research Center for Takeda Pharmaceuticals. Dr. Kaldor ran Syrrx, a privately-held, structure-based drug discovery company, as its president and chief scientific officer from 2003 to 2005. He also has over 12 years of drug discovery and development experience at Eli Lilly and Company, has served as a researcher and director with line management responsibility for groups of up to 270 people.

Dr. Kaldor holds a B.S. in chemistry from Columbia University and a Ph.D. in organic chemistry from Harvard University. Dr. Kaldor is the co-inventor of multiple compounds that have advanced into the clinic, including Viracept®, a marketed HIV protease inhibitor.

Dr. Kaldor’s appointment brings the number of Furiex directors to six. Other members of Furiex’s board include: Fred Eshelman, a founder of Furiex and executive chairman of the board for PPD, Inc.; Stuart Bondurant, emeritus dean and emeritus professor of medicine at the University of North Carolina at Chapel Hill School of Medicine; Peter Corr, co-founder and general partner of Celtic Therapeutics Management LLP; Wendy Dixon, former chief marketing officer and president of global marketing for Bristol-Myers Squibb; and Bob Ruscher, former CEO and then executive chairman of the board of Salix Pharmaceuticals, Ltd.

Furiex Pharmaceuticals is a drug development collaboration company using innovative clinical development design to accelerate and increase value of partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and two products on the market. The company’s mission is to develop innovative medicines faster and at less cost, reducing the expense of health care globally while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although

Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: reliance on key personnel; the risks and expense of continuing the research and development activities of our existing candidates; new collaborative agreements that we might enter into in the future; progress of product candidates in clinical trials as it relates to receiving future milestone payments; the ability of our licensees to obtain regulatory approval and successfully manufacture and market products licensed under our patents; the continued or additional support by our collaborators or other third parties of R&D efforts and clinical trials; time required to gain regulatory approvals; the demand for our potential products, if and when approved; potential acquisitions of technology, product candidates or businesses by us; and the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.